UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PUBLIX SUPER MARKETS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-0324412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 Publix Corporate Parkway Lakeland, Florida	33811
(Address of Principal Executive Offices)	(Zip Code)

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

(Full title of the plan)

John A. Attaway, Jr.

Secretary

3300 Publix Corporate Parkway

Lakeland, Florida 33811

(Name and address of agent for service)

(863) 688-1188

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	35,000,000	$20.90	$731,500,000	$22,457.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Publix Super Markets, Inc. 401(k) SMART Plan and an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to such plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Pursuant to Rule 457(h) of the Securities Act, the prices stated above are estimated solely for the purpose of calculating the registration fee and are based on the most recent appraisal of the fair market value of the common stock of Publix Super Markets, Inc.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) registers 35,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of Publix Super Markets, Inc. (the “Company”) purchased from time to time under the Publix Super Markets, Inc. 401(k) SMART Plan, as amended (the “Plan”) by the Trustee (as defined in the Plan) with contributions made by the Company and its participating subsidiaries and with salary deferrals by participants who may elect to invest in the Publix Stock Fund and an indeterminate amount of plan interests issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

(c)	The Annual Report on Form 11-K for the year ended December 31, 2006 filed with the Commission on behalf of the Plan, as amended by the Form 11-K/A filed with the Commission on June 27, 2007 and the Form 11-K/A filed with the Commission June 29, 2007;

(d)	The Company’s Current Reports on Form 8-K filed March 9, 2007 and September 6, 2007; provided, however, that the Company is not incorporating by the reference the information that it furnished in response to Item 2.02 of Form 8-K in its Current Reports on Form 8-K filed with the Commission on March 1, 2007, May 2, 2007 and August 1, 2007;

(e)	The description of the common stock of the Company contained on page 2 of the Company’s Amendment on Form 8 dated September 15, 1992 (amending Item 14 of the Company’s Registration Statement on Form 10 dated April 28, 1965); and

(f)	The portions of the Company’s Proxy Statement on Schedule 14A filed on March 15, 2007 that are deemed filed with the Commission under the Exchange Act.

The information that the Company incorporates by reference in this Registration Statement is considered to be part of this Registration Statement, and information that it files later with the Commission automatically will update and supersede such information. The Company incorporates by reference the documents listed above and any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Company’s Bylaws (i) require the Company to indemnify any director or officer or any former director or officer and (ii) provide that the Company may indemnify any current or former employee or agent in each case to the fullest extent permitted by law.

The Company has entered into a form of Indemnification Agreement with each of its directors and officers in the form attached as Exhibit 10 to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 15, 2001 (the “Form Indemnification Agreement”). The Form Indemnification Agreement contains promises by the Company to indemnify each officer and director of the Company to the fullest extent permitted by law.

The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may or may not be indemnified by the Company.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1(a)	Composite of the Restated Articles of Incorporation of the Company dated June 25, 1979 as amended by (i) Articles of Amendment dated February 22, 1984, (ii) Articles of Amendment dated June 24, 1992, (iii) Articles of Amendment dated June 4, 1993, and (iv) Articles of Amendment dated April 18, 2006 are incorporated by reference to Exhibit 3.1 to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 1, 2006, filed with the Commission on May 11, 2006.

4.1(b)	Articles of Amendment of the Restated Articles of Incorporation of the Company dated April 18, 2006 are incorporated by reference to Exhibit 3.2 to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 1, 2006, filed with the Commission on May 11, 2006.

4.2	Amended and Restated By-laws of the Company are incorporated by reference to Exhibit 3(b) to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 29, 2002, filed with the Commission on August 13, 2002.

4.3	The Company’s 401(k) SMART Plan, as amended and restated effective as of July 1, 2001.

4.4	First Amendment to the Company’s 401(k) SMART Plan.

4.5	Second Amendment to the Company’s 401(k) SMART Plan.

4.6	Third Amendment to the Company’s 401(k) SMART Plan.

4.7	Fourth Amendment to the Company’s 401(k) SMART Plan.

4.8	Fifth Amendment to the Company’s 401(k) SMART Plan.

4.9	Sixth Amendment to the Company’s 401(k) SMART Plan.

4.10	Seventh Amendment to the Company’s 401(k) SMART Plan.

4.11	Eighth Amendment to the Company’s 401(k) SMART Plan.

4.12	Defined Contribution Plans Master Trust Agreement between the Company and State Street Bank and Trust Company.

4.13	The Company’s 401(k) SMART Trust Number 2, as amended and restated effective as of July 1, 2001.

5.1	Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.

5.2	In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby confirms that it has submitted the Plan and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Carter, Belcourt & Atkinson, P.A., Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that (a)(1) and (a)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeland, State of Florida, on the 31st day of October, 2007.

PUBLIX SUPER MARKETS, INC.

By:	/s/ John A. Attaway, Jr.
John A. Attaway, Jr.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Publix Super Markets, Inc., a Florida corporation, for himself and not for one another, does hereby constitute and appoint John A. Attaway, Jr. and David P. Phillips, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, with respect to the proposed issuance, sale and delivery of shares of its common stock, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carol Jenkins Barnett	Director	October 30, 2007
Carol Jenkins Barnett

/s/ Hoyt R. Barnett	Vice Chairman and Director	October 30, 2007
Hoyt R. Barnett

/s/ Joan G. Buccino	Director	October 30, 2007
Joan G. Buccino

/s/ William E. Crenshaw	President and Director	October 30, 2007
William E. Crenshaw

/s/ Sherrill W. Hudson	Director	October 30, 2007
Sherrill W. Hudson

/s/ Charles H. Jenkins, Jr.	Chief Executive Officer and Director	October 30, 2007
Charles H. Jenkins, Jr.	(Principal Executive Officer)

/s/ Howard M. Jenkins	Chairman of the Board of Directors	October 30, 2007
Howard M. Jenkins

/s/ E. Vane McClurg	Director	October 30, 2007
E. Vane McClurg

/s/ Kelly E. Norton	Director	October 30, 2007
Kelly E. Norton

/s/ Maria A. Sastre	Director	October 28, 2007
Maria A. Sastre

/s/ David P. Phillips	Chief Financial Officer and Treasurer	October 30, 2007
David P. Phillips	(Principal Financial and Accounting Officer)

The Plan.

Pursuant to the requirements of the Securities Act of 1933, as amended, Publix Super Markets, Inc., in its capacity as administrator of the Publix Super Markets, Inc. 401(k) SMART Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeland, State of Florida, on the 31st day of October, 2007.

PUBLIX SUPER MARKETS, INC.
401(k) SMART Plan

BY:	PUBLIX SUPER MARKETS, INC. (As Plan Administrator)

By:	/s/ John A. Attaway, Jr.
John A. Attaway, Jr.
Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1(a)	Composite of the Restated Articles of Incorporation of the Company dated June 25, 1979 as amended by (i) Articles of Amendment dated February 22, 1984, (ii) Articles of Amendment dated June 24, 1992, (iii) Articles of Amendment dated June 4, 1993, and (iv) Articles of Amendment dated April 18, 2006 are incorporated by reference to Exhibit 3.1 to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 1, 2006, filed with the Commission on May 11, 2006.

4.1(b)	Articles of Amendment of the Restated Articles of Incorporation of the Company dated April 18, 2006 are incorporated by reference to Exhibit 3.2 to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 1, 2006, filed with the Commission on May 11, 2006.

4.2	Amended and Restated By-laws of the Company are incorporated by reference to Exhibit 3(b) to the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 29, 2002, filed with the Commission on August 13, 2002.

4.3	The Company’s 401(k) SMART Plan, as amended and restated effective as of July 1, 2001.

4.4	First Amendment to the Company’s 401(k) SMART Plan.

4.5	Second Amendment to the Company’s 401(k) SMART Plan.

4.6	Third Amendment to the Company’s 401(k) SMART Plan.

4.7	Fourth Amendment to the Company’s 401(k) SMART Plan.

4.8	Fifth Amendment to the Company’s 401(k) SMART Plan.

4.9	Sixth Amendment to the Company’s 401(k) SMART Plan.

4.10	Seventh Amendment to the Company’s 401(k) SMART Plan.

4.11	Eighth Amendment to the Company’s 401(k) SMART Plan.

4.12	Defined Contribution Plans Master Trust Agreement between the Company and State Street Bank and Trust Company.

4.13	The Company’s 401(k) SMART Trust Number 2, as amended and restated effective as of July 1, 2001.

5.1	Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.

5.2	In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby confirms that it has submitted the Plan and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Carter, Belcourt & Atkinson, P.A., Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).